LEGENDS BUSINESS GROUP AND POWALISZ COMMIT TO EXELLENCE

Casselberry, Fl--(MarketWire)--May 16, 2008. Larry Powalisz CEO, Legends Business Group, Inc. (OTCCBB:LGBS) announced today he has entered into an Employment Contract with Legends Business Group, Inc.andwill be devoting himself fulltime to the development and expansion of hispublicly traded company.

Additionally, Mr. Powalisz will bring his private company, YP Values under the guidance of LGBS. YP Values had formerly been managed by K&L International Enterprises, Inc., which is also owned by LGBS’s CEO, Larry Powalisz.

“These moves solidify my commitment to LGBS and the shareholders. These steps demonstrate the high dedication embraced by myself and Legends Business Group.” says Powalisz.

The Employment Agreement covers a term of three years beginning May 1, and includes automatic one-year renewal options.The agreement details the duties Mr. Powalisz will perform for Legends Business Group, Inc. and provides a compensation plan.

YP Values is an internetservice provider that also provides internet Directory Listings and Web Hosting to small and medium sized businesses throughout the United States. Mr. Powalisz has owned and operated YP Values since 2002.

“AligningYP Values and Legends Business Group, Inc.makes sense. The alignmentallows for better utilization of my time and provides invaluable access to industry leaders. YP Values is an existing and successful business and will provide an instant revenue stream for LGBS” said Larry Powalisz.

About Legends Business Group, Inc.:

Legends Business Group, Inc. is an Over the Counter Bulletin Board stock which trades under the symbol LGBS. To obtain additional information about Legends Business Group, Inc., please visit the Company’s website, which may be found at: www.lbgi.net.

This press release contains statements that are “forward-looking,” and involve a number of risks and uncertainties. Statements that are not historical facts are considered forward-looking statements, and are subject to Safe Harbor provisions as defined in the United States Private Securities Litigation Reform Act of 1995 Company results and performance may be materially different from future results, strategies, plans or goals expressed or implied by any forward looking statements made herein. The Company disclaims any obligation to update or revise any forward-looking statements.

Contact:
Legends Business Group, Inc.
Larry Powalisz, 407-263-4029
inquiries@lbgi.net